AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 19th day of July, 2010, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the "Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Osterweis Fund and the Osterweis Strategic Income Fund, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

\WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit J to the Agreement is hereby superseded and replaced with Exhibit J attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit J to the PMP Fund Accounting Servicing Agreement

Name of Series
Osterweis Fund
Osterweis Strategic Income Fund
Osterweis Stategic Investment Fund

FUND ACCOUNTING SERVICES - FEE SCHEDULE at April 1, 2010
Domestic Equity Funds*
$30,000 for the first $100 million
1.75 basis point on the next $200 million
1.25 basis point on the balance
Domestic Balanced Funds*
$33,000 for the first $100 million
1.5 basis points on the next $200 million
1 basis point on the balance
Domestic Fixed Income Funds*
Funds of Funds*
Short or Derivative Funds*
International Equity Funds*
Tax-exempt Money Market Funds*
$39,000 for the first $100 million
1.75 basis points on the next $200 million
1.25 basis points on the balance
Taxable Money Market Funds*
$39,000 for the first $100 million
1 basis point on the next $200 million
1/2 basis point on the balance
International Income Funds*
$42,000 for the first $100 million
3 basis points on the next $200 million
1.5 basis points on the balance
Multiple Classes
Each class is an additional 25% of the charge of the initial class.
Master/Feeder Funds
Each master and feeder is charged according to the schedule.
Fees are billed monthly.

Multiple Manager Funds
Additional base fee:
$12,000 per manager/sub-advisor per fund

Extraordinary services – quoted separately

Conversion Estimate – one month’s fee (if necessary)

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing service:

$.15  Domestic and Canadian Equities
$.15  Options
$.50  Corp/Gov/Agency Bonds
$.80  CMO's
$.50  International Equities and Bonds
$.80  Municipal Bonds
$.80  Money Market Instruments
$125  Per fund per month - Mutual Funds

Corporate Action Services - waived
$2.00 Per equity security per month
Manual Security Pricing - waived
$125 per month – greater than 10/day
Factor Services (BondBuyer)
Per CMO - $1.50/month
Per Mortgage Backed - $0.25/month
Minimum                          - $300/month

*Subject to CPI increase, Milwaukee MSA.- waived

(Approval of fee schedule not needed by Advisor.  Fees have not changed since April, 2010 Amendment)